Exhibit 10.1
ASCEND WELLNESS HOLDINGS, LLC
EQUITY INCENTIVE PLAN
1.Purpose. This Ascend Wellness Holdings, LLC Equity Incentive Plan (the “Plan”) is intended to further the growth and success of Ascend Wellness Holdings, LLC, a Delaware limited liability company (the “Company”) by enabling Grantees to acquire equity interests in the Company, thereby increasing their personal stake in the Company’s growth and success, providing a means of rewarding outstanding service by such Grantees and aiding retention. Capitalized terms not defined herein shall have the meanings set forth in the Third Amended and Limited Liability Company Agreement of the Company, as it may be amended, modified, superseded or replaced from time to time the (“LLC Agreement”).
2.Definitions.
“Award” means an award of Incentive Units granted pursuant to the Plan.
“Award Agreement” means an agreement by and between the Company and a Grantee evidencing the terms of an Award and entered into pursuant to the terms of the Plan.
“Board or Board of Managers” means the Board of Managers of the Company, as constituted from time to time.
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Committee” means the committee as may be appointed by the Board to administer the Plan in accordance with Section 3 hereof, or where no such committee is appointed, the full Board of Managers.
“Company” means Ascend Wellness Holdings, LLC a Delaware limited liability company, including any successor thereto.
“Company Subsidiary” has the meaning set forth in Article I of the LLC Agreement. “Effective Date” means the date as of which this Plan is adopted by the Board.
“Fair Market Value” means as of any date the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for the applicable Incentive Unit in an arm’s length transaction, as determined in good faith by the Board based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant.
“Fully Diluted Basis” has the meaning set forth in Article I of the LLC Agreement.
“Grantee” means any Service Provider designated by the Committee to be granted Incentive Units pursuant to the Plan.
“Incentive Unit” means a type of Unit having the privileges, preference, duties, liabilities, obligations and rights specified in the LLC Agreement.
“Manager” means a member of the Board of Managers.

“Permitted Transferee” has the meaning set forth in Article I of the LLC Agreement.
“Plan” means this Ascend Wellness Holdings, LLC Equity Incentive Plan, as set forth herein, and as amended from time to time.
“Profits Interest Hurdle” means an amount specified by the Committee with respect to each Incentive Unit and set forth in the applicable Award Agreement in accordance with the LLC Agreement. The Profits Interest Hurdle applicable to any Incentive Unit issued hereunder shall be no less than the amount determined by the Board of Managers to be necessary to cause such Incentive Unit to constitute a “profits interest” within the meaning of Revenue Procedures 93-27 and 2001-43.
“Restricted Incentive Unit” has the meaning set forth in Section 5.2(a) hereof.
“Service Provider” means a Manager, officer, employee, consultant or other Grantee of the Company or any Company Subsidiary.
“Unit” has the meaning set forth in Article I of the LLC Agreement. “Unrestricted Incentive Unit” has the meaning set forth in Section 5.2(a) hereof.
3.Administration.
3.1Committee. The Plan shall be administered by the Committee. Subject to Section 8.08 of the LLC Agreement, the Committee shall have such power and authority as is granted to it by the Board in the resolutions appointing the Committee.
3.2Procedures. The Committee shall adopt such rules and regulations as it deems appropriate regarding the holding of meetings and the administration of the Plan.
3.3Awards. The Committee shall have the authority to determine all matters and issues relating to the granting of Awards under the Plan, including, without limitation:
(a)the Grantees who shall be granted Awards;
(b)the time or times when Awards shall be granted;
(c)the number of Incentive Units subject to each Award;
(d)whether an Award Agreement must be executed by a Grantee’s spouse;
(e)the terms and conditions of any Award, including the Profits Interest Hurdle, any vesting conditions (which may include performance-based goals), restrictions or limitations and any vesting acceleration (whether upon a Change in Control or otherwise) or forfeiture waiver regarding any Award and the Incentive Units relating thereto, based on such factors as the Committee shall determine; and
(f)subject to Section 6 hereof or any similar provision in any Award Agreement, whether to modify, amend or adjust the terms and conditions of any Award.
3.4Profits Interest Determinations. The Committee may take all actions necessary or appropriate to cause the Incentive Units granted hereunder to be treated as “profits interests” for all United States federal income tax purposes.

3.5Interpretation. The Committee shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee shall be final and binding on all persons.
4.Incentive Units Subject to the Plan. Subject to Section 6 hereof, the number of Incentive Units that the Company may issue under the Plan shall not exceed 10% of the aggregate total of Preferred Units and Common Units outstanding on a Fully Diluted Basis as of the date of the grant. If and to the extent that any Award is forfeited (or repurchased by the Company for its original cost), the Incentive Units subject to such Awards shall again be available for distribution under the Plan.
5.Awards.
5.1General. Awards may be granted to Grantees at such times as determined by the Committee. Each Award shall be evidenced by an Award Agreement which shall set out the material terms of the Award.
5.2Terms and Conditions of Awards.
(a)Vesting. The Committee shall establish such vesting criteria for the Incentive Units as it determines in its discretion and shall include such vesting criteria in each Award Agreement. Vesting may be based on the continued service of the Grantee or on the achievement of performance goals set out in the Award Agreement. Incentive Units may also be fully vested on the date such Incentive Units are granted. Incentive Units that have not vested are “Restricted Incentive Units”. Incentive Units that have vested are “Unrestricted Incentive Units”. The Committee may, at any time, waive or accelerate any of the foregoing restrictions, in whole or in part, in its discretion.
(b)Profits Interest Hurdle. The Committee shall specify the Profits Interest Hurdle applicable to each Incentive Unit in the applicable Award Agreement in accordance with the LLC Agreement.
(c)Subject to LLC Agreement. Incentive Units granted under the Plan shall be subject in all respects to the LLC Agreement, including but not limited to with respect to restrictions on transfer, voting rights and participation in management, the Company’s Call Rights, and allocations and distributions.
(d)Conditions to Effectiveness. No Award shall be effective unless and until (i) the Grantee (for the Grantee and for any of the Grantee’s Permitted Transferees) hereby agrees to be bound by, and subject to, all of the terms and provisions of the LLC Agreement, including all restrictions on the transfer of the Incentive Units, and agrees to sign a joinder agreement to the LLC Agreement in connection with the Award; (ii) the Grantee executes and delivers any other documents requested by the Committee in its sole discretion, including but not limited to spousal consent, an election under Section 83(b) of the Code, restrictive covenants, or a waiver and general release of claims against the Company.
5.3Company’s Call Right. Unless otherwise determined by the Committee and set forth in the applicable Award Agreement, the Company may, at its election, require the Grantee and any or all of the Grantee’s Permitted Transferees to either forfeit or sell to the Company all or any portion of such Grantee’s Incentive Units in connection with a termination of Grantee’s services to the Company, as set forth in the LLC Agreement. Whether any event impacting Grantee’s services to the Company constitutes a termination of service for this purpose shall be determined by the Committee in its sole discretion.
6.Adjustments. If the Units are changed by reason of a change in corporate capitalization or exchanged for other securities as a result of a merger, consolidation or reorganization, the Committee shall make appropriate adjustments to the maximum number of Incentive Units that may be granted hereunder and shall make such adjustments to the Incentive Units as shall be equitable and appropriate to prevent dilution or enlargement of the benefits provided by Awards granted under the Plan.
8.Withholding; No Guarantee of Tax Treatment.
8.1Withholding. To the extent the grant of Incentive Units under the Plan imposes upon the Company or any Company Subsidiary any tax obligation, including withholding, payroll, or employment tax, the Committee shall have sole discretion in determining how to satisfy such obligations, including but not limited to (a) requiring as a condition of delivery that the Grantee agree to pay the Company or Company Subsidiary all or a portion of such tax obligations, (b) treating any amount not paid by the Grantee as additional compensation to the Grantee for services, and/or (c) treating any amount not paid by the Grantee as a loan by the Company to the Grantee, payable on demand by means determined by the Company (including deducting such amounts from compensation or distributions subsequently payable to the Grantee), and accruing a reasonable interest rate determined by the Company. Any such payments made by a Grantee to the Company shall not be treated as a capital contribution to the Company.
8.2No Guarantee of Tax Treatment. The Incentive Units granted under the Plan are intended to be “profits interests” for United States federal income tax purposes pursuant to Revenue Procedures 93-27 and 2001-43. The Board may take all actions necessary or appropriate to cause the Incentive Units to be treated as profits interests for all United States federal income tax purposes. Notwithstanding the foregoing, the Company does not guarantee that any Award intended to be a profits interest shall be treated as such for tax purposes, and none of the Board, the Company or any Company Subsidiary shall indemnify any individual with respect to the tax consequences if they are not so treated.
9.General Provisions.
9.1Section 409A.
(a)The Plan and all Awards granted hereunder will be interpreted to the greatest extent possible in a manner that makes the Plan and such Awards exempt from Section 409A of the Code and the rules, regulations and other guidance promulgated thereunder (collectively, “Section 409A”), or, to the extent not so exempt, in compliance with Section 409A. Accordingly, this Plan and all Awards shall be read and interpreted to the extent necessary to be exempt from or comply with Section 409A. Notwithstanding the foregoing, neither the Company nor any of the Company’s or its affiliates’ respective stockholders, members, unitholders, subsidiaries, successors, assigns, trustees, directors, officers, limited or general partners, managers, joint venturers, employees, or any of the agents or advisors of any of the foregoing, including any successors and assigns of any of the foregoing, make any representations that the payments and benefits provided under this Plan or any Award are exempt from, or comply with, Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Grantee on account of non-compliance with Section 409A. The Committee may also amend the Plan and/or any Award Agreement without the Grantee’s consent to the extent necessary to (i) comply with Section 409A; or (ii) ensure that the Incentive Units granted under the Plan are treated as profits interests for all United States federal income tax purposes.
(b)Notwithstanding any other provision of this Plan or an applicable Award, if a Grantee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Grantee’s termination of employment, then any payments and benefits provided under this Plan or the applicable Award that constitute a “nonqualified deferred compensation plan” subject to Section 409A that are paid or provided to the Grantee on account of his or her separation from service shall not be paid or provided until after the six-month anniversary of the Grantee’s termination date or, if earlier, the date of death of the Grantee, and any amounts so deferred will be paid in a lump sum on the day after such six-month period elapses, with the balance paid thereafter on the original schedule.
9.2No Right to Awards. No Grantee shall have any claim to be granted any Award. There is no obligation for uniformity of treatment of Grantees or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each Grantee or holder or beneficiary.
9.3No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Company Subsidiary, Awards granted hereunder shall not be deemed “compensation” for purposes of computing benefits or contributions under any retirement plan of the Company or a Company Subsidiary. The Plan is unfunded, is not intended to provide retirement benefits, and is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and shall be interpreted accordingly.
9.4Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations.
9.5Effective Date; Term of Plan. The Plan shall become effective on the Effective Date. This Plan will remain in effect until it is revised or terminated by further action of the Board.
9.6Termination and Amendment. The Committee may at any time amend or modify this Plan in whole or in part. However, no amendment or termination of the Plan may impair the right of a Grantee with respect to an Award previously granted under the Plan without such Grantee’s consent. Notwithstanding the foregoing, the Grantee’s consent shall not be required if the Committee determines in its sole discretion that such an amendment or modification or termination is required or advisable for the Company, the Plan or the Award to satisfy any applicable law or regulation, stock exchange rule, over-the-counter market rule or to meet the requirements of any intended accounting treatment.
9.7Applicable Law. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

9.8Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.
9.9Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.